Exhibit 10.4

Director Compensation
Our director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. For 2023, our non-management directors received the following compensation for their service as directors:
•A standard non-management Board member retainer per year of:
•$80,000 cash; and
•$90,000 worth of IRT stock, based on the volume weighted average of our closing stock price on the NYSE for the 20 trading days prior to the grant date;
•Lead Independent Director retainer per year of $25,000 cash
•Chair retainers per year of:
•$20,000 cash for the Audit Committee Chair;
•$15,000 cash for the Compensation Committee Chair;
•$10,000 cash for the Nominating Committee Chair;
•$5,000 cash for the Finance & Investment Committee; and
•$5,000 cash for the Risk Committee.
•Committee member (other than the Chair) retainers per year of:
•$7,500 cash for the Audit Committee members;
•$5,000 cash for the Compensation Committee members;
•$5,000 cash for the Nominating Committee members;
•$5,000 cash for the Finance & Investment Committee; and
•$5,000 cash for the Risk Committee.
Our directors are also reimbursed for their out-of-pocket expenses in attending Board and committee meetings and up to $3,500 annually for education activities.